Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission of our report dated March 27, 2020 on the financial statements of GrowGeneration Corp. and its subsidiaries, and the references to us under the heading “Experts”.

Springfield, Pennsylvania

Date: June 29, 2020

Member of the American Institute of Certified Public Accountants,

Public Company Accounting Oversight Board, and Pennsylvania Institute of Certified Public Accountants

453 Baltimore Pike, 2nd Floor ● Springfield, PA 19064-3850 ● (215) 735-4580 ● Fax (215) 735-4584 ● www.cgcpc.com